EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135505) pertaining to the BioMimetic Therapeutics, Inc. 2001 Long-Term Stock Incentive Plan and BioMimetic Therapeutics, Inc. 2005 Employee Stock Purchase Plan of our reports dated March 9, 2009, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Nashville, Tennessee
March 9, 2009